Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, President and CEO
November 3, 2005

FINAL

Thank you James, and good morning everyone.

I’m pleased with our progress. All of our business segments improved their profitability over the 3rd quarter last year. We are continuing to build on the momentum we established during the first half of the year. Fortunately, we are not experiencing any significant issues with unexpected material cost increases or delays.

Our European railcar business improved during the 3rd quarter, but is continuing to struggle through the trough of the market. Our backlog of orders in Europe at the end of the 3rd quarter was 730 units compared to 1000 at the end of the 2nd quarter. We shipped approximately 360 units during the 3rd quarter versus approximately 240 units in the 2nd quarter.

We are closely monitoring our European railcar business activities as we continue to review our strategic options. We are confident that demand will eventually improve. Bill McWhirter will provide specific financial information about our European railcar business during his report.

Our 3rd quarter North American railcar shipments were 5685 units. We expect our quarterly shipments to fluctuate between 5800 to 6000 units for the next two quarters. Our 2005 annual shipments should be between 22,500 and 23,000 units. This will be approximately a 50% increase over 2004. Our short term objectives for our North American rail business are to continue to improve our profitability through productivity initiatives and to pursue orders that extend our production lines. The majority of our 3rd quarter orders extended our existing production. The benefits of our strategic selling are seen in the significant difference between our year over year profitability in our railcar segment. We currently have a strong inquiry level for orders. In fact, I’d describe our October order levels as robust. The quality of the orders we are receiving is good. Our production flexibility and available capacity have become key selling tools. As an example, in the first quarter we will convert one of our production lines over to produce additional coal cars. Since we are continuing to receive inquiries for coal equipment deliveries in 2006 we are seriously contemplating converting more space.

During the 2nd quarter of 2006, we will begin shipping products from our new facility in Mexico. Our plans are to launch between 3 to 5 new production lines in Mexico. Short term, we will invest in training our employees. Long term, we will enhance our competitive position and this will provide us with additional low cost flexibility.

As for the company as a whole, I continue to be very optimistic about the opportunities we have in front of us. Our barge business has a strong backlog of orders and our customers are continuing to place inquiries for future business. Fortunately, our facilities did not experience any major problems after the effects of the hurricanes. Bill will provide more detailed financial information on this. Our construction product businesses are also performing well. In addition, I am very pleased with our successful restart of our structural wind towers business. Our structural wind towers business is a growth business for us. We have a high level of competency of fabricating these types of products. We converted some of our tank manufacturing facilities in order to pursue these opportunities. Trinity is blessed with a high level of production flexibility.

Our leasing company is continuing to play a vital support role to our railcar manufacturing businesses and will assist us in diversifying our long term earnings base as we continue to expand our lease fleet. Steve Menzies will provide more details about this business in his report. With the passage by U.S. Congress of the Energy bill and the Transportation bill, we are beginning to see the demand drivers improve in several of our businesses. As you can tell, I’m optimistic about the opportunities for our company and I’m pleased to provide you with an upbeat report.

I’ll now turn it over to Steve Menzies for his comments.